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                      [JONES, JENSEN & COMPANY LETTERHEAD]





The Board of Directors
RAM-Z Enterprises, Inc.


We consent to the incorporation by reference in the registration statement on Form S-8 of RAM-Z Enterprises, Inc., of our report dated March 20, 1995, relating to the balance sheets of RAM-Z Enterprises, Inc. as of December 31, 1995 and December 31, 1994, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1995, 1994 and 1993 and from inception on July 29, 1983 through December 31, 1995, which report appears in the annual report on Form 10-K of RAM-Z Enterprises, Inc. for the year ended December 31, 1995


/s/ JONES, JENSEN & COMPANY
Jones, Jensen & Company
December 17, 1996